Exhibit 99.1

CONTACT:
Jon W. Clark
Chief Financial Officer
(212) 297-1000
-Or-
Julia M. Rivera
Investor Relations
(212) 297-1000

Gramercy Capital Corp. Announces Settlement
of Gramercy Realty’s $549.7 Million Mezzanine Loans

New York, NY September 1, 2011 – Gramercy Capital Corp. (NYSE: GKK) today announced it has entered into a collateral transfer and settlement agreement with respect to its $549.7 million senior and junior mezzanine loans with Goldman Sachs Mortgage Company, Citicorp North America, Inc. and KBS Debt Holdings, LLC ("KBS") (collectively, the "Mezzanine Lenders"). The agreement requires the Company to transfer beneficial ownership of substantially all of the entities and properties comprising the Company’s Gramercy Realty division to an affiliate of KBS in exchange for a mutual release of claims among the Company and the Mezzanine Lenders, including Realty’s obligation to repay the outstanding mezzanine loan balance as well as contractual and default interest.

The Company’s initial transfer of approximately 317 properties to KBS occurred on September 1, 2011, and the Company expects additional transfers to KBS to occur over the next several months as and when certain third-party conditions are satisfied. The settlement agreement obligates KBS to acquire from the Company any and all remaining Gramercy Realty entities and properties on December 15, 2011.  KBS will acquire the transferred properties under and subject to all in-place mortgage debt and other liabilities. The Company will retain 58 properties encumbered by approximately $31.8 million in first lien mortgage debt held by a Company-affiliated CDO.

The agreement also provides for the Company’s continued management of the transferred collateral through December 31, 2013 for a fixed fee of $10.0 million annually plus reimbursement of certain costs and an incentive fee equal to a specified percentage of the excess of the equity value of the transferred collateral over a baseline valuation amount. The minimum amount of the Company’s incentive fee will equal $3.5 million. The management agreement may be terminated by either party upon ninety day written notice; however any Company notice of termination cannot be effective until December 31, 2011 at the earliest.  Under the terms of the management agreement, the Company does not forfeit its incentive fee rights unless the Company resigns as manager or is terminated as manager for cause.

With the execution of the collateral transfer and settlement agreement, the Company expects that it will complete and file its annual report on form 10-K for the fiscal year ended December 31, 2010 and its quarterly reports on form 10-Q for the first and second quarters of 2011 not later than September 30, 2011.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property management and investment company whose Gramercy Finance division focuses on the direct origination, acquisition and portfolio management of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties leased primarily to financial institutions and affiliated users throughout the United States. The Company is headquartered in New York City and has regional investment and portfolio management offices in Jenkintown, Pennsylvania, Charlotte, North Carolina, and St. Louis, Missouri.

To review the Company’s latest news releases and other corporate documents, please visit the Company's website at www.gkk.com or contact Investor Relations at 212-297-1000.

Forward-looking Information

This press release contains forward-looking information based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include, but are not limited to, factors that are beyond the Company's control, including those listed in the Company's Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

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